EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-149835 on Form S-3 of our reports dated March 17, 2008 relating to the consolidated financial statements and financial statement schedule of Regent Communications, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, of Regent Communications, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
May 28, 2008